                                                                                      Exhibit 99.1
                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Unaudited
                                               ---------
                                                                    Twelve Months Ended
                                                                          June 30,
                                                                --------------------------
                                                                    1994           1993
                                                                ------------   ----------
                                                                  (Dollars in thousands,
                                                                 except per share amounts)
    OPERATING REVENUES
              Service                                           $   257,176    $   160,615
              Equipment sales                                        12,004         10,310
                                                                -----------     ----------
                 Total Operating Revenues                           269,180        170,925
                                                                -----------     ----------
    OPERATING EXPENSES
              System operations                                      40,569         29,094
              Marketing and selling                                  55,875         36,538
              Cost of equipment sold                                 34,328         19,182
              General and administrative                             84,668         61,621
              Depreciation                                           32,289         20,656
              Amortization of intangibles                            22,768         15,948
                                                                -----------     ----------
                 Total Operating Expenses                           270,497        183,039
                                                                -----------     ----------

    OPERATING (LOSS) BEFORE MINORITY SHARE                          (1,317)       (12,114)
              Minority share of operating (income)                  (3,823)        (2,918)
                                                                -----------     ----------
    OPERATING (LOSS)                                                (5,140)       (15,032)
                                                                -----------     ----------

    INVESTMENT AND OTHER INCOME
              Investment income                                      21,762         13,708
              Amortization of license and deferred costs
                 related to investments                               (965)          (797)
              Interest income                                         2,661          2,860
              Other (expense), net                                  (2,105)          (564)
              Gain on sale of cellular interests                      4,851         16,521
                                                                -----------     ----------
                 Total Investment and Other Income                   26,204         31,728
                                                                -----------     ----------
    INCOME BEFORE INTEREST AND
      INCOME TAXES                                                   21,064         16,696
              Interest expense - affiliate                           21,544         23,184
              Interest expense - other                                3,950          4,048
                                                                -----------     ----------

    (LOSS) BEFORE INCOME TAXES                                      (4,430)       (10,536)
              Income tax expense                                      3,253            931
                                                                -----------     ----------

    NET (LOSS)                                                  $   (7,683)    $  (11,467)
                                                                ===========     ==========
    WEIGHTED AVERAGE COMMON AND
      SERIES A COMMON SHARES (000s)                                  72,579         52,867

    NET (LOSS) PER COMMON SHARE                                 $      (.11)   $      (.22)
                                                                ===========     ==========
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